Exhibit 99

July 5, 2011

HELMERICH & PAYNE ANNOUNCES 12 ADDITIONAL NEW BUILD COMMITMENTS

Helmerich & Payne, Inc. (NYSE: HP) announced today that the Company has entered into agreements to build and operate 12 additional FlexRigs*®.  These rigs will be built under multi-year term contracts with eight exploration and production companies, and are scheduled to be completed and begin operations in the U.S. during fiscal 2012.  The names of the customers and other terms were not disclosed.  The Company does not expect these contracts to have a significant impact on its previously announced fiscal 2011 capital expenditures estimate.

President and CEO Hans Helmerich commented, “After a severe industry downturn in recent years, it is satisfying to report that since March 2010 we have now announced a total of 57 new builds, representing a 30 percent increase in the number of FlexRigs in our fleet.  Given the increasing challenges and level of complexity related to drilling oil and gas wells today, demand for new and highly capable land rigs in the U.S. continues to grow and our FlexRigs continue to lead the way.”

Since 2005, the Company has now committed to build a total of 197 new FlexRigs, all under multi-year term contracts with attractive dayrates and economic returns.  Including the 12 announced new builds, 26 remain under construction and are scheduled to be completed at the rate of approximately three FlexRigs per month.  Upon completion of these commitments in fiscal 2012, the Company’s global land fleet is expected to include a total of 247 FlexRigs, of which 236 are assigned to the U.S. land market.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of June 30, 2011, the Company’s U.S. land segment had 213 active rigs out of an existing fleet of 245 rigs; the International Land segment had 17 active rigs out of a fleet of 24 rigs; and the Offshore segment had seven active rigs out of a fleet of nine rigs.

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Investor Relations Contact:

Mike Drickamer

(918) 588-5190